Exhibit 10.4

THIRD AMENDED AND RESTATED
MANAGEMENT AND ADVISORY AGREEMENT

THIS THIRD AMENDED AND RESTATED MANAGEMENT AND ADVISORY AGREEMENT is made as of July 14, 2016 (the “Agreement”) by and among ARBOR REALTY TRUST, INC., a Maryland corporation (“Parent REIT”), ARBOR REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (“Operating Partnership”), ARBOR REALTY SR, INC., a Maryland corporation (“Sub-REIT” and together with the Parent REIT and the Operating Partnership, the “Company”), and ARBOR COMMERCIAL MORTGAGE, LLC, a New York limited liability company (together with its permitted assigns, “Manager”).

W I T N E S S E T H :

WHEREAS, Parent REIT, Manager and the Operating Partnership have entered into the Management and Advisory Agreement, dated as of July 1, 2003 (the “Original Management Agreement”);

WHEREAS, Parent REIT, Manager, the Operating Partnership and the Sub-REIT agreed to amend and restate the Original Management Agreement by entering into the Amended and Restated Management and Advisory Agreement, dated as of January 18, 2005, as amended on February 17, 2007, and as further amended on June 18, 2008 (as amended, the “First Amended Management Agreement”);

WHEREAS, Parent REIT, Manager, the Operating Partnership and the Sub-REIT agreed to amend and restate the First Amended Management Agreement by entering into the Second Amended and Restated Management and Advisory Agreement, dated as of August 6, 2009, as amended as of January 1, 2015 (as amended, the “Second Amended Management Agreement”);

WHEREAS, Parent REIT, the Operating Partnership, Arbor Multifamily Lending, LLC (formerly known as ARSR Acquisition Company, LLC), the Manager and Arbor Commercial Funding, LLC have entered into that certain Asset Purchase Agreement, dated February 25, 2016 (the “APA”), pursuant to which the Seller (as defined in the APA), in addition to other transactions contemplated by the APA, has agreed to sell the Included Business (as defined in the APA) to the Buyer (as defined in the APA);

WHEREAS, as part of the sale of the Included Business, certain of the Manager’s employees will become employees of Parent REIT and/or one or more of Parent REIT’s subsidiaries;

WHEREAS, as a result of the transactions contemplated by the APA, Parent REIT, Manager, Operating Partnership and Sub-REIT desire to amend and restate the Second Amended Management Agreement in its entirety on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.                                      Definitions.  The following terms have the meanings assigned them:

(a)                                 “Agreement” has the meaning assigned in the first paragraph.

(b)                                 “Agreed-Upon Manager Budget” has the meaning assigned in Section 8(a)(i)(A).

(c)                                  “Annual Incentive Agreement” means the Annual Incentive Agreement entered into between the Company and the Principal, as of January 1, 2015, as amended.

(d)                                 “Approved Bonus Amount” has the meaning assigned in Section 8(a)(iv)(B).

(e)                                  “Audit Committee” means the Audit Committee of the Parent REIT.

(f)                                   “Board of Directors” means the Board of Directors of Parent REIT.

(g)                                  “Calculation Delivery Date” has the meaning assigned in Section 8(c)(iv).

(h)                                 “CDO Special Servicing Fees” means any fees and other compensation payable to any servicer or special servicer of any collateralized debt obligation of any Subsidiary.

(i)                                     “Closing” means the closing of the transactions contemplated by the APA.

(j)                                    “Code” means the Internal Revenue Code of 1986, as amended.

(k)                                 “Common Share” means a share of capital stock of Parent REIT now or hereafter authorized and issued as common voting stock of Parent REIT.

(l)                                     “Company” has the meaning assigned in the first paragraph.

(m)                             “Company Account” has the meaning assigned in Section 5.

(n)                                 “Company Cause” means any reason for termination of this Agreement set forth in Section 13(c).

(a)                                 “Company Target Investments” means, whether originated by the Company or purchased by the Company, any commercial mortgage backed securities and permanent and bridge multifamily and commercial real estate mortgage loans, mezzanine loans on multifamily and commercial real estate, preferred equity investments in multifamily and commercial real estate (so long as the terms of such preferred equity investment is not convertible into, or sold as a unit with, common equity or instruments exercisable or convertible into common equity and provides only a return of the principal amount of investment plus a stated return and does not entitle the preferred holder to participate in an unlimited return on its investment in the residual assets of the issuer upon sale or liquidation).

(o)                                 “Company Termination Notice” has the meaning assigned in Section 13(b).

(p)                                 “Compensation Committee” means the Compensation Committee of the Board of Directors.

(q)                                 “Cost Reimbursement Installment” has the meaning assigned in Section 8(a)(ii).

(r)                                    “Covered Manager Employee” has the meaning assigned in Section 8(a)(i)(A).

(s)                                   “Cure Period” has the meaning assigned in Section 13(e).

(t)                                    “Discretionary Bonus Recipients” has the meaning assigned in Section 8(a)(iv)(A).

(u)                                 “Effective Company Termination Date” has the meaning assigned in Section 13(b).

(v)                                 “Effective Manager Termination Date” has the meaning assigned in Section 13(d).

(w)                               “Excess Funds” has the meaning assigned in Section 2(g).

(x)                                 “Excess Quarterly Costs” has the meaning assigned in Section 8(a)(i)(C).

(y)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(z)                                  “Funds from Operations” has the meaning assigned by the National Association of Real Estate Investment Trusts and means net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures; provided, however, if an allowance for a loss or an impairment of an Investment that is a Company Target Investment is recognized in the Company’s income statement prepared in accordance with GAAP, any subsequent recovery of such loss or impairment that is recorded in the Company’s income statement prepared in accordance with GAAP shall be excluded from Funds from Operations, except as follows: (A) 20% of the amount of such subsequent recovery will be included in Funds from Operations for the remainder of the fiscal year in which such subsequent recovery occurs, applied proportionally for each remaining quarter in such fiscal year, (B) an additional 20% of such amount shall be included in Funds from Operations for the next succeeding year at the rate of one-fourth per calendar quarter, and (C) an additional 20% of such amount shall be included in Funds from Operations for the second succeeding year at the rate of one-fourth per calendar quarter.

(aa)                          “GAAP” means generally accepted accounting principles in effect in the U.S. on the date such principles are applied, consistently applied.

(bb)                          “Governing Instruments” means, with respect to any Person, the articles of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and partnership agreement in the case of a general or limited partnership or the articles of formation and operating agreement in the case of a limited liability company.

(cc)                            “Guidelines” has the meaning assigned in Section 2(b)(i).

(dd)                          “Incentive Fee” has the meaning assigned in Section 8(c)(i).

(ee)                            “Incentive Fee Payment” has the meaning assigned in Section 8(c)(ii).

(ff)                              “Includable Gains” means gains from debt restructurings and sales of properties, subject to the limitation on the inclusion of certain gains in Funds From Operations set forth in Section 1(bb)(ii) with respect to any subsequent recovery of prior recognized losses and impairments of any such applicable debt restructurings and sales of properties.

(gg)                            “Independent Directors” means the members of the Board of Directors who are not officers or employees of Manager or the Company and who are otherwise “independent” in accordance with Parent REIT’s Governing Instruments.

(hh)                          “Investment Company Act” means the Investment Company Act of 1940, as amended.

(ii)                                  “Investments” means the investments of the Company.

(jj)                                “Management Fee” means the Cost Reimbursement plus the Incentive Fee.

(kk)                          “Manager” has the meaning assigned in the first paragraph.

(ll)                                  “Manager Cause” means any reason for termination of this Agreement set forth in Section 13(e).

(mm)                  “Manager Change of Control” means a change in the direct or indirect (i) beneficial ownership of more than fifty percent (50%) of the combined voting power (of any Person together with any affiliates of such Person or Persons otherwise associated or acting in concert with such Person) of Manager’s then outstanding equity interests, or (ii) power to direct or control the management policies of Manager, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise.  Manager Change of Control shall not include (A) transfer by the Principal of equity interests in the Manager or Arbor Management, LLC, the managing member of the Manager pursuant to the Operating Agreement of the Manager, to any immediate family member of the Principal as of the date of this Agreement, or to any estate or trust of which any immediate family member of the Principal as of the date of this Agreement is the beneficiary, (B) public offerings of the capital stock of Manager, or (C) any assignment of this Agreement by Manager as permitted hereby and in accordance with the terms hereof.

(nn)                          “Manager Indemnified Party” has the meaning assigned in Section 11(b).

(oo)                          “Manager Parties” has the meaning assigned in Section 3(b).

(pp)                          “Manager Target Investments” means the “Seller Target Investments as defined in the Non-Compete Agreement.

(qq)                          “Manager Termination Notice” has the meaning assigned in Section 13(d).

(rr)                                “Non-Compete Agreement” means that certain Non-Compete Agreement, dated as of July   , 2016, among Parent REIT, Operating Partnership, Manager and Principal.

(ss)                              “OP Unit” means a unit of partnership interest in the Operating Partnership now or hereafter authorized and issued as a unit of partnership interest in the Operating Partnership.

(tt)                                “Operating Partnership” has the meaning assigned in the first paragraph.

(uu)                          “Parent REIT” has the meaning assigned in the first paragraph.

(vv)                          “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(ww)                      “Principal” means Ivan Kaufman, an individual.

(xx)                          “Proposed Manager Budget” has the meaning assigned in Section 8(a)(i)(A).

(yy)                          “Reimbursable Expenses” has the meaning assigned in Section 9.

(zz)                            “REIT” means a corporation or trust which qualifies as a real estate investment trust in accordance with Sections 856 through 860 of the Code.

(aaa)                   “Services Agreement” means that certain Services Agreement, dated as of July 1, 2003, among Parent REIT, the Operating Partnership and Manager.

(bbb)                   “Subsidiary” means any entity of which Parent REIT directly or indirectly owns the majority of the outstanding voting equity interests, any partnership, the general partner of which is Parent REIT or any subsidiary of Parent REIT and any limited liability company, the managing member of which is Parent REIT or any subsidiary of Parent REIT.

(ccc)                      “Supervisory Certification” has the meaning assigned in Section 8(a)(i)(C).

(ddd)                   “Ten Year U.S. Treasury Rate” means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten (10) years) published by the Federal Reserve Board during a fiscal year, or, if such rate is not published by the Federal Reserve

Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company.  If the Company determines in good faith that the Ten Year U.S. Treasury Rate cannot be calculated as provided above, then the rate will be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight (8) and not more than twelve (12) years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three (3) recognized dealers in U.S. government securities selected by the Company.

(eee)                      “Termination Fee” means an amount equal to ten million U.S. dollars ($10,000,000.00).

(fff)                         “U.S.” means United States of America.

2.                                      Appointment and Duties of Manager.

(a)                                 Appointment.  The Company hereby appoints Manager to manage the Investments of the Company subject to the further terms and conditions set forth in this Agreement, and Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein.  The appointment of Manager shall be exclusive to Manager except to the extent that Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that Manager elects pursuant to the terms of this Agreement to cause the duties of Manager hereunder to be provided by third parties.

(b)                                 Duties.  Manager, in its capacity as manager of the Investments and the day-to-day operations of the Company, at all times will be subject to the supervision of the Board of Directors and the board of directors of the Sub-REIT and will have only such functions and authority as the Company may delegate to it, including, without limitation, the functions and authority identified herein and delegated to Manager hereby.  Manager will be responsible for the day-to-day management and administrative operations of the Company and will perform (or cause to be performed) such services and activities relating to the Investments and operations of the Company as may be appropriate, including, without limitation:

(i)                                     serving as the Company’s consultant with respect to the periodic review of the investment criteria and parameters for Investments, borrowings and operations, any modifications to which shall be approved by a majority of the Independent Directors (such policy guidelines as are in effect on the date hereof, as the same may be modified with such approval, the “Guidelines”), and other policies for approval by the Board of Directors;

(ii)                                  investigation, analysis and selection of investment opportunities;

(iii)                               with respect to prospective investments by the Company and dispositions of Investments, conducting negotiations with real estate brokers, sellers and purchasers, and their respective agents and representatives, investment bankers, mortgage bankers and owners of privately and publicly held real estate companies;

(iv)                              coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(v)                                 providing executive, management and administrative personnel required to render services to the Company;

(vi)                              administering the day to day management of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by Manager and the Board of Directors, including, without limitation, collection of interest, fee and other income, payment of the Company’s debts and obligations, payment of dividends or distributions to the holders of the Common Shares and maintenance of appropriate back-office infrastructure to perform such administrative functions;

(vii)                           communicating on behalf of the Company with the holders of any equity or debt securities of the Parent REIT, Sub-REIT or their respective Subsidiaries as required to satisfy the reporting and other requirements of any governmental entities or agencies or trading markets and to maintain effective relations with such holders;

(viii)                        counseling the Company in connection with policy decisions to be made by the Board of Directors or the board of directors or similar governing bodies of the Subsidiaries;

(ix)                              evaluating and recommending to the Board of Directors hedging strategies and, as the Board of Directors shall request or Manager shall deem appropriate, engaging in hedging activities on behalf of the Company, in a manner consistent with such strategies, as so modified from time to time, Parent REIT’s status as a REIT, Sub-REIT’s status as a REIT and the Guidelines;

(x)                                 counseling Parent REIT and Sub-REIT regarding the maintenance of their status as REITs and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and the Treasury Regulations promulgated thereunder;

(xi)                              counseling the Company regarding the maintenance of its exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining such exemption;

(xii)                           assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, making available to the Company its knowledge and experience with respect to Company Target Investments and other real estate and real estate-related transactions and serving as the originating lender of such investments comprising Company Target Investments;

(xiii)                        representing and making recommendations to the Company in connection with its investment in a diversified portfolio of Company Target Investments and other real estate transactions with select borrowers and principals;

(xiv)                       investing and re-investing any moneys and securities of the Company (including investing in short-term investments pending investment in Investments, payment of fees, costs and expenses or payments of dividends or distributions to stockholders and partners of the Company) and advising the Company with respect to its capital structure and capital raising;

(xv)                          causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting and compliance procedures and testing systems with respect to financial reporting obligations, as applicable, and Parent REIT and Sub-REIT’s compliance with the provisions of the Code applicable to REITs and the Treasury Regulations promulgated thereunder and to conduct quarterly compliance reviews with respect thereto;

(xvi)                       causing the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xvii)                    assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents required under the Exchange Act;

(xviii)                 taking all necessary actions to enable the Company to make required tax filings and reports, including, with respect to Parent REIT and Sub-REIT, soliciting stockholders for required information to the extent provided by the provisions of the Code applicable to REITs and the Treasury Regulations promulgated thereunder;

(xix)                       handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xx)                          using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be reasonable, customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxi)                       using commercially reasonable efforts to cause the Company to comply with all applicable laws; and

(xxii)                    performing such other services as may be required from time to time for management and other activities relating to the Investments of the Company as the Board of Directors shall reasonably request or Manager shall deem appropriate under particular circumstances.

(c)                                  Subcontracts.  Manager may enter into agreements with other parties, including its affiliates, for the purpose of engaging one or more property and/or asset managers for and on behalf, and at the sole cost and expense, of the Company to provide property management, asset management, leasing, development and/or similar services to the Company with respect to the Investments, pursuant to property management agreement(s) and/or asset management agreement(s) with terms which are then customary for agreements regarding the management of assets similar in type, quality and value to the assets of the Company; provided, that any such agreements entered into with affiliates of Manager shall be (i) on terms no more favorable to such affiliate then would be obtained from a third party on an arm’s-length basis, and (ii) to the extent the same do not fall within the provisions of the Guidelines, approved by a majority of the Independent Directors.

(d)                                 Service Providers.  Manager may retain for and on behalf of the Company such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks, other lenders and other Persons, including Manager’s affiliates, as Manager deems necessary or advisable in connection with the management and operations of the Company; provided, that any agreements entered into with affiliates of Manager to perform any such services shall be (i) on terms no more favorable to such affiliate then would be obtained from a third party on an arm’s-length basis, and (ii) to the extent the same do not fall within the provisions of the Guidelines, approved by a majority of the Independent Directors.  The Company shall pay all expenses, and reimburse Manager for Manager’s expenses incurred on its behalf, in connection with any such services to the extent such expenses are reimbursable by the Company to Manager pursuant to Section 9.

(e)                                  Reporting Requirements. As frequently as Manager may deem necessary or advisable, or at the direction of the Board of Directors, Manager shall prepare, or cause to be prepared, with respect to any Investment (i) at the Company’s sole cost and expense, an appraisal prepared by an independent real estate appraiser, (ii) reports and information on the Company’s operations and Investment performance, and (iii) such other information reasonably requested by the Company.  The Company shall pay all expenses, and reimburse Manager for Manager’s expenses incurred on its behalf, in connection with the foregoing clauses (ii) and (iii) to the extent such expenses are reimbursable by the Company to Manager pursuant to Section 9.

(f)                                   Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to Parent REIT, the Operating Partnership, Sub-REIT and the other Subsidiaries reasonably required by the Board of Directors in order for Parent REIT, the Operating Partnership, Sub-REIT and the other Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental entity or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm of good reputation. Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

(g)                                  Excess Funds.  Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of Manager’s acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 13(c) and except as expressly provided in Section 11(c), Manager shall not be required to expend money (“Excess Funds”) in excess of that contained in any applicable Company Account or otherwise made available by the Company to be expended by Manager hereunder.

(h)                                 Reliance by Manager.  In performing its duties under this Section 2, Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by Manager.

3.                                      Dedication; Exclusivity..

(a)                                 Devotion of Time.  Manager will provide the Company with a management team, including the Chief Executive Officer and the Chief Financial Officer of the Manager, to provide the management services to be provided by Manager to the Company hereunder, the members of which team shall devote such of their time to the management of the Company as the Independent Directors determine is necessary and appropriate, commensurate with the level of activity of the Company from time to time.  The portion of the compensation of such officers payable by the Company pursuant to the Agreed-Upon Budget, as such Agreed Upon-Budget may be adjusted pursuant to the quarterly review contemplated in Section 8(a)(i)(C), shall reflect such determination.  The Company shall have the benefit of Manager’s best judgment and effort in rendering services and, in furtherance of the foregoing, Manager shall not undertake activities which, in its reasonable judgment, will substantially adversely affect the performance of its obligations under this Agreement.

(b)                                 Additional Activities.  Except to the extent set forth in Section 3(a) and subject to the provisions of this Section 3(b), Manager and any of its affiliates, and any of the officers and employees of any of the foregoing (the “Manager Parties”), may engage in any other businesses and render services of any kind to any other Person, including investment in, or advisory service to others investing in, any other real estate and real estate-related transactions other than Company Target Investments.

(c)                                  Manager Exclusivity Rights.  Manager and any other Manager Party may, and the Company agrees not to, pursue any investment opportunities consisting of Manager Target Investments.

(d)                                 Officers, Employees, Etc.  Manager, members, partners, officers, employees and agents of Manager or affiliates of Manager may serve as directors, officers, employees, agents, nominees or signatories for Parent REIT, the Operating Partnership, Sub-REIT or any other Subsidiary, to the extent permitted by their Governing Instruments, as may be amended from time to time, or by any resolutions duly adopted by the Board of Directors pursuant to Parent REIT’s Governing Instruments.  When executing documents or otherwise acting in such capacities for Parent REIT, the Operating Partnership, Sub-REIT or such other Subsidiary, such Persons shall use their respective titles with respect to Parent REIT, the Operating Partnership, Sub-REIT or such other Subsidiary.

4.                                      Agency.  Manager shall act as agent of the Company in making, acquiring, financing and disposing of Investments, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of Parent REIT, the Operating Partnership, Sub-REIT or any other Subsidiary’s securities or the Company’s representatives or properties.

5.                                      Bank Accounts.  At the direction of the Board of Directors, Manager may establish and maintain one or more bank accounts in the name of Parent REIT, the Operating Partnership, Sub-REIT or any other Subsidiary (any such account, a “Company Account”), collect and deposit funds into any such Company Account or Company Accounts and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve.  Manager shall from time-to-time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of Parent REIT.

6.                                      Records; Confidentiality.

(a)                                 Records.  Manager shall maintain appropriate books of account and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of Parent REIT, the Operating Partnership, Sub-REIT or any other Subsidiary at any time during normal business hours upon one (1) business day’s advance written notice.

(b)                                 Confidentiality.  Manager shall keep confidential any nonpublic information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement), except:  (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors, so long as Manager informs such Persons of the confidential nature of such information and directs them to treat such information confidentially; (iii) to appraisers in the ordinary course of business; (iv) to governmental officials having jurisdiction over Manager; (v) as required by law or legal process to which Manager or any Person to whom disclosure is permitted hereunder is a party or in connection with Manager’s assertion in any judicial or nonjudicial proceeding of any claim, counterclaim or defense against the Company; or (vi) information which has previously become available through the actions of a Person other than Manager not resulting from Manager’s violation of this Section 6(b).

7.                                      Obligations of Manager; Restrictions.

(a)                                 Asset Representations and Warranties.  Manager shall require each seller or transferor of investment assets to the Company to make such representations and warranties regarding such assets as may, in the judgment of Manager, be necessary and appropriate.  In addition, Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Investments.

(b)                                 Restrictions.  Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely affect the status of Parent REIT or Sub-REIT as REITs, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over Parent REIT, the Operating Partnership, Sub-REIT or any other Subsidiary or that would otherwise not be permitted by such Person’s Governing Instruments.  If Manager is ordered to take any such action by the Board of Directors, Manager shall promptly notify the Board of Directors of Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or Governing Instruments.  Notwithstanding the foregoing, Manager, its directors, officers, stockholders and employees shall not be liable to Parent REIT, the Operating Partnership, Sub-REIT or any other Subsidiary, the Board of Directors, Parent REIT or Sub-REIT’s stockholders or the Operating Partnership’s partners for any act or omission by Manager, its directors, officers, stockholders or employees except as provided in Section 11.

(c)                                  Interested Party Transaction.  Manager shall not (i) consummate any transaction which would involve the acquisition by the Company of property in which Manager or any of its affiliates has an ownership interest or the sale by the Company of property to Manager or any of its affiliates, or (ii) under circumstances where Manager is subject to an actual or potential conflict of interest because it manages both the Company and another Person (not an affiliate of the Company) with which the Company has a contractual relationship, take any action constituting the granting to such other Person of a waiver, forebearance or other relief, or the enforcement against such other Person of remedies, under or with respect to the applicable contract, unless such transaction or action, as the case may be and in each case, is approved by a majority of the Independent Directors.

(d)                                 Joint Ventures.  The Company shall not invest in joint ventures with Manager or any of its affiliates, unless such Investment is (i) made in accordance with the Guidelines, and (ii) approved in advance by a majority of the Independent Directors.

(e)                                  Board of Director Review.  The Board of Directors periodically reviews the Guidelines and the Company’s portfolio of Investments.  If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken.

(f)                                   Tangible Net Worth; Insurance.  Manager shall at all times during the term of this Agreement (including the initial term and any renewal term) maintain a tangible net worth equal to or greater than $3,000,000.  In addition, Manager shall maintain “errors and omissions” insurance coverage and such other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of Manager under this Agreement with respect to assets similar to the Investments of the Company, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

8.                                      Compensation.

(a)                                 Cost Reimbursement.

(i)                                     General. Subject to the provisions of this Section 8(a), the Company shall reimburse the Manager for the costs incurred by the Manager in performing the duties set forth in Section 2 (other than any Expenses incurred on behalf of the Company which shall be reimbursed pursuant to Section 9) pursuant to the following procedures and guidelines.

(A)                               With respect to the Closing, on or prior to a day which is at least    days prior to the Closing, and thereafter, on or prior to December 31st of each fiscal year (beginning on December 31, 2016), the Manager shall submit to the Audit Committee a proposed annual budget of Manager to perform the duties set forth in Section 2 in the immediately following fiscal year (the “Proposed Manager Budget”).  For the year in which the Closing occurs, the Proposed Manager Budget shall apply to the period beginning on the date of the Closing and ending on the next December 31st. The Proposed Manager Budget should include a reasonably detailed description of each type and amount of cost expected to be incurred by Manager in performing such duties.  Such costs may include pro rata allocations of Manager’s costs for (1) the property and services of Manager expected to be utilized by the Company and (2) the base salaries and “annual bonus potential,” if any, of each employee of the Manager expected to perform services on behalf of both the Company and Manager (a “Covered Manager Employee”).  As soon as practicable after the Proposed Manager Budget is provided to the Audit Committee, the Audit Committee shall review the amount and type of costs included in the Proposed Manager Budget.

(B)                               On or prior to the Closing, and thereafter on or prior to February 28th of each fiscal year (beginning on February 28, 2017), Manager and the Company each agree to use commercially reasonable efforts to agree upon the amount and type of each cost expected to be incurred by Manager in performing the duties set forth in Section 2 in the immediately following year that will be reimbursed by the Company (the “Agreed-Upon Manager Budget”).

(C)                               Within forty-five (45) days after the last day of each calendar quarter beginning with the first quarter ending after the Closing, Manager shall submit a report to the Audit Committee setting forth (1) Manager’s actual costs to perform the duties set forth in Section 2 in such quarter, and (2) the amounts set forth in the Agreed-Upon Manager Budget allocable to such quarter.  In addition, the Manager shall cause each supervisor of a Covered Manager Employee to certify to the Company whether or not there have been any material changes in the amount of time dedicated to the Company’s business in such quarter (a “Supervisor Certification”).

(1)                                 If the total cost incurred by Manager to perform the duties set forth in Section 2 in any given quarter exceeds the amount set forth in the Agreed-Upon Manager Budget allocable to such quarter, excluding any annual bonus potential amounts for any Covered Manager Employee (the “Excess Quarterly Costs”), the Company shall reimburse the Manager for such Excess Quarterly Costs upon receipt of Manager’s written request therefor. Such request shall describe the type and amount of such excess costs and Manager’s business reasons for such excess costs.  The Company shall reimburse Manager for such Excess Quarterly Costs if

(i) such Excess Quarterly Costs represent types of costs contemplated in the Agreed-Upon Manager Budget, and (ii) the Audit Committee determines, in its reasonable discretion, that Manager’s business reason for the incurrence of the Excess Quarterly Costs is reasonable in the context of the performance of Manager’s duties set forth in Section 2.

(2)                                 If the total cost incurred by Manager to perform the duties set forth in Section 2 in any given quarter is less than the amount set forth in the Agreed-Upon Manager Budget allocable to such quarter, excluding any annual bonus potential amounts for any Covered Manager Employee, Manager shall refund to the Company the difference between the actual amount incurred by Manager to perform the duties set forth in Section 2 in such quarter and the amount set forth in the Agreed-Upon Manager Budget allocable to such quarter, subject to an annual reconciliation of the actual costs incurred by the Manager to perform the duties set forth in Section 2 for each year.

(ii)                                  Cost Reimbursement Installments.  Subject to clauses (i)(C) and (iii) of this Section 8(a), the Company shall pay the Manager one-twelfth (1/12) of the Agreed-Upon Manager Budget (other than any amounts identified as the “annual bonus potential” of any Covered Manager Employee) in cash on a monthly basis in arrears (each, a “Cost Reimbursement Installment”) within twenty (20) days of the last day of the calendar month with respect to which such Cost Reimbursement Installment is payable.

(A)                               If the Company agrees to reimburse Manager for any Excess Quarterly Costs pursuant to Section 8(a)(i)(C), the Company shall pay Manager the agreed-upon amount for any prior periods within three (3) business days of such determination and the Company shall include the agreed-upon amount for any subsequent periods in the monthly Cost Reimbursement Installments payable to Manager immediately following such determination.

(B)                               The Cost Reimbursement Installment payable to Manager for any given calendar month shall be reduced by the dollar amount representing the aggregate of the amounts set forth in clauses (A) and (B) of Section 8(a)(iii) applicable to such month.  If the aggregate of such amounts applicable to any month exceeds the amount of the Cost Reimbursement Installment otherwise payable for such month, the Company shall not pay Manager any Cost Reimbursement Installment for such month and shall retain the excess and apply it to reduce the Cost Reimbursement Installment otherwise payable to Manager for the next calendar month or months until fully applied.  Upon the expiration or earlier termination of this Agreement, if any such excess amounts remain to be applied against a succeeding monthly Cost Reimbursement Installment, Manager shall pay to the Company the amount of such excess unapplied amounts.

(iii)                               Cost Reimbursement Credits.

(A)                               CDO Special Servicing Fees.  Any CDO Special Servicing Fees payable to, or received by, Manager with respect to any period beginning on or after January 1, 2009 shall be retained by the Manager and the Cost Reimbursement Installment due to Manager for the month in which such fees were paid to Manager shall be reduced by an amount equal to one hundred percent (100%) of the amount of any such fees.

(B)                               Asset Management Services.  The cost of services provided by the Company’s Asset Management Group to Manager for which Manager is required to reimburse the Company pursuant to Section 1(c) of the Services Agreement shall be retained by the Manager and the Cost Reimbursement Installment due to Manager for the month in which such costs were incurred by the Company shall be reduced by an amount equal to one hundred percent (100%) of the amount of any such costs.

(iv)                              Covered Manager Employee Bonuses.  The Company shall reimburse Manager for a portion of the annual bonus amounts proposed to be paid to each Covered Manager Employee by the Manager, subject the following procedures and guidelines:

(A)                               Prior to the Compensation Committee’s consideration of the annual bonus amounts to be paid to (1) the Covered Manager Employees who are expected to be the seven (7) most highly compensated Covered Manager Employees for such year, (2) any Covered Manager Employee whose proposed annual bonus amount exceeds 50% of his or her base salary for such year, and (3) any Covered Manager Employee whose proposed annual bonus amount is in excess of $200,000 (collectively, the “Discretionary Bonus Recipients”), Manager shall provide the Compensation Committee with (i) the total bonus amounts proposed to be paid by Manager to each Discretionary Bonus Recipient, and (ii) the portion of such total bonus amounts proposed to be paid by the Company to Manager, accompanied by a Supervisor Certification for each Covered Manager Employee with respect to the applicable year or bonus period.

(B)                               The Compensation Committee shall have the sole discretion to approve the amount of annual bonus of each Discretionary Bonus Recipient to be paid by the Company to Manager (the “Approved Bonus Amount”).  If the proposed bonus amount for the Discretionary Bonus Recipient is less than or equal to such person’s annual bonus potential as set forth in the Agreed-Upon Manager Budget for such year, and the Compensation Committee does not approve such proposed bonus amount, the Company shall give Manager a commercially reasonable reason for its decision.

(C)                               Within fifteen (15) days after the approval contemplated in clause (B) above, the Company shall pay Manager (1) the Approved Bonus Amount for each Discretionary Bonus Recipient, and (2) the Company’s allocable portion of the total bonus amount to be paid by the Manager to each other Covered Manager Employee, subject to such amounts not exceeding the Covered

Manager Employees’ aggregate annual bonus potential set forth in the Agreed-Upon Manager Budget for the applicable year.

(v) For so long as the Principal is employed by the Company and serves as its Chief Executive Officer, the Manager shall have no obligation under Section 3 of this Agreement to devote the time of its Chief Executive Officer to the Company’s activities. For so long as the Principal’s Annual Incentive Agreement is in effect, (a) all salary and bonus amounts payable by the Company to the Principal shall be determined solely pursuant to the terms of the Kaufman Annual Incentive Agreement and not the terms of Section 8 of this Agreement, and (b) the Principal shall not be considered a Covered Manager Employee (as defined in the Original Agreement) or a Discretionary Bonus Recipient.

(b)                                 Characterization and Waiver of Exit Fees.  With respect to any Investments providing for the payment of any exit fees by the borrowers thereunder, Manager shall use commercially reasonable efforts to structure the applicable loan and other documents in such a manner that it is reasonably likely that any such exit fees may be characterized as interest or deferred interest for U.S. federal income tax purposes.

(c)                                  Incentive Fee.

(i)                                     In addition to the Cost Reimbursement, the Company shall pay Manager an annual incentive fee (the “Incentive Fee”) on a cumulative, but not compounding, basis, equal to the product of (A) twenty-five percent (25%) of the dollar amount by which (1)(a) the Operating Partnership’s Funds from Operations (before giving effect to payment of the Incentive Fee) per OP Unit (based on the weighted average number of OP Units outstanding, including OP Units issued to Parent REIT corresponding to outstanding Common Shares), plus (b) Includable Gains or losses from debt restructuring and sales of property per OP Unit (based on the weighted average number of OP Units outstanding, including OP Units issued to Parent REIT corresponding to outstanding Common Shares), exceed (2) the product of (a) the greater of (x) $10.00 and (y) the weighted average (based on Common Shares and OP Units) of (i) the book value per OP Unit of the net assets contributed by Manager to the Operating Partnership on July 1, 2003, (ii) $15, (iii) the offering price per Common Share (including Common Shares issued upon the exercise of warrants or options) at any secondary Common Share offerings by Parent REIT (adjusted for any prior capital dividends or distributions), and (iv) the issue price per OP Unit for subsequent contributions to the Operating Partnership, and (b) the greater of (i) nine and one-half percent (9.5%) per annum, and (ii) the Ten Year U.S. Treasury Rate plus three and one-half percent (3.5%) per annum, and (B) the weighted average number of OP Units outstanding, including OP Units issued to Parent REIT corresponding to outstanding Common Shares.

(ii)                                  The Incentive Fee shall be payable annually in arrears; provided, however, Manager shall receive quarterly installments thereof in advance, and Manager shall calculate each such installment based on the period of twelve (12) months ending on the last day of the fiscal quarter with respect to which such installment is payable

(provided, for calendar year 2003, such calculations shall be based on the period of three (3) or six (6) months, as applicable, ending on the last day of the fiscal quarter with respect to which such installment is payable), and deliver such calculation to the Board of Directors, within forty-five (45) days following the last day of each fiscal quarter.  The Company shall pay Manager each installment of the Incentive Fee (each, an “Incentive Fee Payment”) within sixty (60) days following the last day of the fiscal quarter with respect to which such Incentive Fee Payment is payable.

(iii)                               Twenty-five percent (25%) of the Incentive Fee shall (subject to the remaining provisions of this Section 8(c)(iii)) be payable to Manager in Common Shares, and the remainder thereof shall be paid in cash; provided, Manager may (subject to the remaining provisions of this Section 8(c)(iii)) elect, by so indicating in the installment calculation delivered to Board of Directors, to receive more than twenty-five percent (25%) of the Incentive Fee in the form of Common Shares; provided, however, Manager may not receive payment of any portion of the Incentive Fee in the form of Common Shares, either automatically or by election, if such payment would result a violation of the Common Share ownership restrictions set forth in Parent REIT’s Governing Instruments.  For purposes of determining the Common Share equivalent of the amount of the Incentive Fee payable in Common Shares, (A) prior to the date the Common Shares are publicly traded, each Common Share shall have a value equal to the book value per Common Share on the last day of the fiscal quarter with respect to which the Incentive Fee is being paid, and (B) from and after the date the Common Shares are publicly traded, each Common Share shall have a value equal to the average of the closing price per Common Share of the last (20) trading days of the fiscal quarter with respect to which the Incentive Fee is being paid.  Manager’s receipt of Common Shares in accordance herewith shall be subject to all applicable securities exchange rules and securities laws (including, without limitation, prohibitions on insider trading).

(iv)                              Each Incentive Fee Payment shall be deemed to be an advance of a portion of the Incentive Fee payable for the subject fiscal year.  The Manager shall calculate the Incentive Fee payable during the immediately preceding fiscal year (or partial fiscal year, if applicable, following the expiration or earlier termination of this Agreement), and deliver such calculation to the Board of Directors, within seventy-five (75) days following (A) the last day of each fiscal year during the term, and (B) the date of expiration or earlier termination of this Agreement (such date, the “Calculation Delivery Date”).  If the amount of the Incentive Fee for such fiscal year (or partial fiscal year, if applicable) exceeds the sum of the Incentive Fee Payments made during such fiscal year (or partial fiscal year, if applicable), the Company shall pay Manager the amount of such underpayment, subject to the provisions of Section 8(c)(iii), within fifteen (15) days after the date Manager delivers such calculation to the Board of Directors.  If the amount of the Incentive Fee due and payable for any fiscal year (or partial fiscal year, if applicable) is less than the sum of the Incentive Fee Payments made with respect to such fiscal year (or partial fiscal year, if applicable), Manager shall refund to the Company the portion of Incentive Fee Payments received with respect to such fiscal year that exceeds the Incentive Fee due for such fiscal year, in cash, within fifteen (15) days of the Calculation Delivery Date.

(v)                                 Special Incentive Fees.  The Independent Directors may from time to time in their sole discretion consider and approve the payment of special incentive fees to Manager in consideration of the accomplishment of certain specified corporate objectives.

9.                                      Expenses.  Subject to Section 8(a), the Company shall be responsible for all expenses incurred on its behalf in accordance with this Agreement.  The Company shall reimburse Manager pursuant to Section 10 for all third party expenses incurred by Manager on behalf of the Company, which expenses may include the following:

(a)                                 expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Investments;

(b)                                 legal, accounting, tax and auditing fees and expenses of third parties for services rendered for the Company by providers retained by Manager;

(c)                                  compensation, benefits and expenses of the Independent Directors and the Company’s employees;

(d)                                 travel and other out-of-pocket expenses incurred by the Company’s employees in connection with the purchase, financing, refinancing, sale or other disposition of Investments;

(e)                                  compensation and expenses of the Company’s custodian and transfer agent, if any;

(f)                                   the cost of liability insurance to indemnify (i) the Company’s directors and officers, and (ii) the underwriters in connection with any securities offerings of Parent REIT, the Operating Partnership, Sub-REIT or any other Subsidiary;

(g)                                  any litigation, arbitration or similar costs incurred by Manager on behalf of the Company relating to or arising from any claim, dispute or action brought by or against the Company;

(h)                                 costs associated with the establishment and maintenance of any credit facilities or other indebtedness of the Company (including, without limitation, commitment and origination fees, legal fees, closing and other costs) or any securities offerings of Parent REIT, the Operating Partnership, Sub-REIT or any other Subsidiary;

(i)                                     costs incurred in raising capital for the Company, including fees and expenses of investment banks, financial advisors, banks and other lenders;

(j)                                    expenses relating to interest payments, dividends or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of the holders of securities or units of Parent REIT, the Operating Partnership, Sub-REIT or any other Subsidiary, including, without limitation, in connection with any dividend reinvestment plan;

(k)                                 expenses relating to the production and distribution of communications to holders of securities or units of Parent REIT, the Operating Partnership, Sub-REIT or any other Subsidiary and other bookkeeping and clerical work necessary to maintain relations with the holders of such securities or units and to comply with the continuous reporting and other requirements of governmental entities or agencies, including, without limitation, (i) costs of preparing and filing required reports with the Securities and Exchange Commission, (ii) costs payable by Parent REIT to any transfer agent or registrar in connection with the listing and/or trading of the Common Shares on any exchange, (iii) fees payable by Parent REIT to any such exchange in connection with its listing, and (iv) costs of preparing, printing and mailing Parent REIT’s annual report to its shareholders and proxy materials with respect to any meeting of Parent REIT’s shareholders;

(l)                                     other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, including taxes, license fees and appraisal, reporting, audit and legal fees; and

(m)                             such other extraordinary or non-recurring expenses incurred by Manager in connection with the performance of its services hereunder, provided, to the extent the same are incurred with respect to matters that do not fall within the provisions of the Guidelines, such expenses are approved by a majority of the Independent Directors.

The types of expenses referred to in clauses (a) through (m) of this Section 9 are collectively referred to as the “Reimbursable Expenses.”  For the avoidance of doubt, Manager shall not be entitled to reimbursement of the following types of expenses pursuant to this Section 9: (i) any expenses that the Company is required to reimburse Manager for pursuant to Section 8(a), (ii) any item included in a Proposed Manager Budget for any given fiscal year and subsequently excluded from the Agreed-Upon Manager Budget for such year, and (iii) any Excess Quarterly Cost which the Independent Directors has determined shall not be reimbursed pursuant to Section 8(a)(i)(C).

Except as set forth in Section 8(a), Manager shall bear the following expenses: (i) the wages and salaries of Manager’s officers and employees; (ii) rent attributable to the offices occupied by Manager separate from the office maintained for the Company; and (iii) all other “overhead” expenses of Manager.

10.                               Reimbursable Expense Reports and Reimbursements.  Manager shall prepare a statement documenting the Reimbursable Expenses incurred during, and deliver the same to the Company within forty-five (45) days following, each fiscal quarter.  Reimbursable Expenses incurred by Manager on behalf of the Company shall be reimbursed by the Company within sixty (60) days following each fiscal quarter.

11.                               Limits of Manager Responsibility; Indemnification.

(a)                                 Limits of Manager Responsibility.  Manager assumes no responsibility under this Agreement other than to render the services set forth herein in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of Manager, including as set forth in Section 7(b).  Manager, its members, managers, officers and employees will not be liable to Parent REIT, Sub-REIT, the Operating Partnership, any other Subsidiary, the Board of Directors, Parent REIT or the Sub-REIT’s stockholders, the Operating Partnership’s partners or any other Subsidiary’s stockholders or partners for any acts or omissions by Manager, its members, managers, officers or employees pursuant to or in accordance with this Agreement, except as otherwise expressly provided in Section 11(c).

(b)                                 Indemnification by Company.  Parent REIT, Sub-REIT and/or the Operating Partnership shall, to the full extent lawful, reimburse, indemnify and hold Manager, its members, managers, officers and employees and each other Person, if any, controlling Manager (each, a “Manager Indemnified Party”) harmless for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and disbursements), excluding any claims by Manager’s employees relating to the terms and conditions of their employment by Manager, in respect of or arising out of (i) any acts or omissions of such Manager Indemnified Party made in good faith in the performance of Manager’s duties hereunder and not constituting such Manager Indemnified Party’s bad faith, willful misconduct, gross negligence or material breach (beyond any applicable cure period) of Manager’s duties under this Agreement, and (ii) the Company’s or any of its shareholder’s, director’s, officer’s or employee’s bad faith, willful misconduct, gross negligence or material breach (beyond any applicable cure period) of the Company’s obligations under this Agreement.

(c)                                  Indemnification by Manager.  Manager shall, to the full extent lawful, reimburse, indemnify and hold each of Parent REIT, Sub-REIT and the Operating Partnership, its shareholders, directors, officers and employees and each other Person, if any, controlling Parent REIT, Sub-REIT or the Operating Partnership harmless for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and disbursements) in respect of or arising out of (i) Manager’s or any of its member’s, manager’s, officer’s or employee’s bad faith, willful misconduct, gross negligence or material breach (beyond any applicable cure period) of Manager’s duties under this Agreement, and (ii) any claims by Manager’s employees relating to the terms and conditions of their employment by Manager.

12.                               No Joint Venture.  Nothing in this Agreement shall be construed to make the Company and Manager partners or joint venturers or impose any liability as such on either of them.

13.                               Term; Termination.

(a)                                 Term.  This Agreement shall remain in full force and effect until December 31, 2018 unless earlier terminated by the Company or Manager as set forth below.  This Agreement shall be renewed automatically for successive one (1) year periods after December 31, 2018, until this Agreement is terminated in accordance with the terms hereof.

(b)                                 Non-Renewal/Termination Without Company Cause by Company.  The Company may (i) elect not to renew this Agreement at the expiration of any one-year term described in Section 13(a), or (ii) terminate this Agreement at any time without Company Cause, subject to the provisions of Section 13(c).  If the Company elects not to renew this Agreement, or to terminate this Agreement without Company Cause, the Company shall (i) deliver to Manager a written notice (the “Company Termination Notice”) specifying the date, which may not be less than six (6) months from the date of the Company Termination Notice, on which this Agreement shall terminate (the “Effective Company Termination Date”), and (ii) pay to Manager the Termination Fee no later than the Effective Company Termination Date.  Such termination by the Company will be effective upon Effective Company Termination Date.  For the avoidance of doubt, any internalization of the Company’s management shall be deemed a termination of this Agreement pursuant to which the Company shall pay the Manager the Termination Fee unless the Company shall have exercised its right to terminate this Agreement pursuant to Section 13(c) prior to such internalization.

(c)                                  Termination With Company Cause by Company.  The Company may terminate this Agreement, by a majority vote of the Independent Directors and without payment of the Termination Fee, if:

(i)                                     Manager commits fraud or acts or fails to act in a manner that constitutes gross negligence in the performance of its duties hereunder;

(ii)                                  Manager misappropriates or embezzles Company funds;

(iii)                               Manager commits some other willful violation of this Agreement in its corporate capacity (as distinguished from the acts of any employees of Manager which are taken without the complicity of Principal);

(iv)                              Parent REIT removes Principal from the position of Chief Executive Officer of Parent REIT for “cause” as such term is defined in and interpreted in accordance with the Non-Competition Agreement;

(v)                                 a Manager Change of Control occurs;

(vi)                              Principal is no longer Chief Executive Officer of Manager (provided such condition is not a result of Principal’s death, disability or incapacity); or

(vii)                           Manager defaults in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed or observed on its part, and such default continues for a period of thirty (30) days after written notice thereof from the Company specifying such default and requesting that the same be remedied within such thirty (30) day period; provided, however, Manager shall have an additional sixty (60) days to cure such default if (A) such default cannot reasonably be cured with in thirty (30) days but can be cured within ninety (90) days, and (B) Manager shall have commenced to cure such default within the initial thirty (30) day period and thereafter diligently proceeds to cure the same within ninety (90) days of the date of the Company’s original notice of the default.

Termination of this Agreement pursuant to this Section 13(c) shall become effective, in case of the foregoing (A) clauses (i) through (iv), upon seven (7) days’ prior written notice to

Manager, (B) clauses (v) and (vi), upon thirty (30) days’ prior written notice to Manager, and (C) clause (vii), in the event of Manager’s failure to cure and provided the Company has delivered to Manager a termination notice, upon the expiration of the applicable cure period.

(d)                                 Non-Renewal/Termination Without Manager Cause by Manager.  Manager may, without payment of the Termination Fee, (i) elect not to renew this Agreement at the expiration of any one-year term described in Section 13(a), or (ii) terminate this Agreement at any time without Manager Cause.  If Manager elects not to renew this Agreement, or to terminate this Agreement without Manager Cause, the Manager shall (i) deliver to the Company a written notice (the “Manager Termination Notice”) specifying the date, which may not be less than six (6) months from the date of the Manager Termination Notice, on which this Agreement shall terminate (the “Effective Manager Termination Date”).  Such termination by the Company will be effective upon Effective Manager Termination Date.

(e)                                  Termination With Manager Cause by Manager.  Manager may terminate this Agreement if the Company defaults in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed or observed on its part, and such default continues for a period of thirty (30) days after written notice thereof from Manager specifying such default and requesting that the same be remedied within such thirty (30) day period (the “Cure Period”).  In the event of the Company’s failure to cure such default within the Cure Period, this Agreement shall terminate upon the expiration of the Cure Period provided Manager has delivered to the Company a written notice of such termination upon the expiration of the Cure Period.

14.                               Assignment.

(a)                                 Manager Assignment.  Except as set forth in Section 14(c), this Agreement shall terminate at the Company’s election and without payment of any Termination Fee, and any such assignment shall be null and void, in the event of its assignment, in whole or in part, by Manager, unless Manager obtains the prior written consent of Parent REIT and a majority of the Independent Directors; provided, however, no such consent shall be required in the case of an assignment by Manager to any affiliate whose day-to-day business and operations are managed and supervised by Principal.  Any permitted assignment by Manager shall bind the assignee in the same manner as Manager is bound by the terms of this Agreement, and Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment.  In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager.  For purposes of this Section 14(a) and Section 14(c), “affiliate” means any Person controlling, controlled by or under common control with Manager, and “control” means the direct or indirect ownership of at least fifty-one percent (51%) of the beneficial equity interests in and voting power of such Person (and “controlling” and “under common control with” have meanings correlative to the foregoing).

(b)                                 Parent REIT Assignment.  This Agreement shall not be assigned by Parent REIT without Manager’s prior written consent; provided, however, no such consent shall be required in the case of an assignment by Parent REIT to (i) a Subsidiary to which Parent REIT is also assigning its general partnership interest in the Operating Partnership, or (ii) a REIT or other organization which is a successor (by merger, consolidation or purchase of assets) to Parent

REIT, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as Parent REIT is bound by the terms of this Agreement.

(c)                                  Manager Affiliate Subcontract and Partial Assignment.  Notwithstanding any provision of this Agreement, Manager may subcontract and assign any or all of its responsibilities under Sections 2(b), (c) and (d) to any of its affiliates whose day-to-day business and operations are managed and supervised by Principal in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such subcontract and assignment.  In addition, provided that Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to Manager under this Agreement.

15.                               Action Upon Termination.  From and after the effective date of termination of this Agreement pursuant to Sections 13 or 14, Manager shall not be entitled to compensation for further services under this Agreement but shall be paid all compensation accruing to the date of such termination and the Termination Fee, if applicable.  Upon such termination, Manager shall forthwith:

(a)                                 after deducting any accrued compensation and reimbursement for Reimbursable Expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;

(b)                                 deliver to the Board of Directors a full accounting, including a statement showing all payments collected and all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company; and

(c)                                  deliver to the Board of Directors all property and documents of the Company provided to or obtained by Manager pursuant to or in connection with this Agreement, including all copies and extracts thereof in whatever form, then in Manager’s possession or under its control.

16.                               Survival

Sections 6(b), 10 and 11 shall survive termination or expiration of this Agreement.  The Company’s obligation to pay the Termination Fee as contemplated in Section 13(b) shall survive any such termination or expiration. The obligation of the Company to pay any of the amounts set forth in Section 8 with respect to any period prior to the effective date of any termination or expiration of this Agreement shall survive such termination or expiration.  The obligation of the Manager to pay the Prime Outlets Excess shall survive any termination or expiration of this Agreement.

17.                               Release of Money or other Property Upon Written Request.  Manager agrees that any money or other property of the Company held by Manager under this Agreement shall be held by Manager as custodian for the Company, and Manager’s records shall be clearly and appropriately marked to reflect the ownership of such money or other property by the Company.  Upon the receipt by Manager of a written request signed by a duly authorized officer of the

Company requesting Manager to release to the Company any money or other property then held by Manager for the account of the Company under this Agreement, Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than sixty (60) days following such request.  Manager shall not be liable to the Company, the Independent Directors, Parent REIT or Sub-REIT’s stockholders or the Operating Partnership’s partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with the terms hereof.  The Company shall indemnify Manager and its members, managers, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever which arise in connection with Manager’s release of such money or other property to the Company in accordance with the terms of this Section 17.  Indemnification pursuant to this Section 17 shall be in addition to any right of Manager to indemnification under Section 11.

18.                               Notices.  Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by a reputable overnight courier, (c) delivery by facsimile transmission against answerback, or (d) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Parent REIT, Sub-REIT
or the Operating Partnership:	Arbor Realty Trust, Inc.
333 Earle Ovington Boulevard, Suite 900
Uniondale, New York 11553
Attention: Chief Financial Officer
Facsimile: (516) 832-6422

If to Manager:	Arbor Commercial Mortgage, LLC
333 Earle Ovington Boulevard
Uniondale, New York 11553
Attention: Chief Financial Officer
Facsimile: (516) 832-6422

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

19.                               Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

20.                               Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement.  The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.  This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

21.                               Governing Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

22.                               Indulgences, Not Waivers.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

23.                               Titles Not to Affect Interpretation.  The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

24.                               Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

25.                               Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

26.                               Principles of Construction.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.  All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement unless otherwise specified.

27.                               Amendments.  This Agreement may be amended only in a writing signed by the parties hereto; provided the same has been approved by a majority of the Independent Directors.  The approval of the holders of the Common Shares shall not be required for any amendments to this Agreement.

28.                               References to Original Management Agreement, First Amended Management Agreement and Second Amended Management Agreement

Any reference to the Original Management Agreement, the First Amended Management Agreement or the Second Amended Management Agreement in any other document executed in connection with the Original Management Agreement, the First Amended Management Agreement, the Second Amended Management Agreement or this Agreement shall be deemed to refer to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Manager:

ARBOR COMMERCIAL MORTGAGE, LLC,
a New York limited liability company

By:	/s/ Ivan Kaufman
Name:	Ivan Kaufman
Title:	Chief Executive Officer

Parent REIT:

ARBOR REALTY TRUST, INC.,
a Maryland corporation

By:	/s/ Paul Elenio
Name:	Paul Elenio
Title:	Chief Financial Officer
and Executive Vice President

Operating Partnership:

ARBOR REALTY LIMITED PARTNERSHIP,
a Delaware limited partnership

By: Arbor Realty GPOP, Inc.,
a Delaware corporation,
its general partner

By:	/s/ Paul Elenio
Name:	Paul Elenio
Title:	Chief Financial Officer
and Executive Vice President

Sub-REIT:

ARBOR REALTY SR, INC.,
a Maryland corporation

By:	/s/ Paul Elenio
Name:	Paul Elenio
Title:	Chief Financial Officer
and Executive Vice President